Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
November 4, 2010	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN RELEASES THIRD QUARTER 2010 RESULTS

STRONG THIRD QUARTER ADJUSTED EBITDA RESULTS OF $273 MILLION AND ADJUSTED EPS OF $0.34; IMPROVED GLOBAL DEMAND
AND HIGHER AVERAGE SELLING PRICES

Third Quarter 2010 Highlights

•                  Revenues for the third quarter of 2010 were $2,401 million, an increase of 16% compared to $2,075 million for the same period in 2009 and an increase of 2% compared to $2,343 million for the second quarter of 2010.

•                  Adjusted EBITDA for the third quarter of 2010 was $273 million compared to $205 million for the same period in 2009 and $257 million for the second quarter of 2010.

•                  Adjusted net income for the third quarter of 2010 was $83 million or $0.34 per diluted share.  This compares to adjusted net loss of $48 million or $0.21 loss per diluted share for the same period in 2009 and adjusted net income of $75 million or $0.31 per diluted share for the second quarter of 2010.

•                  Net income attributable to Huntsman Corporation for the third quarter of 2010 was $55 million or $0.23 per diluted share.  This compares to net loss attributable to Huntsman Corporation of $68 million or $0.29 loss per diluted share for the same period in 2009 and $114 million of income or $0.47 per diluted share for the second quarter of 2010.

Summarized earnings are as follows:

	Three months ended September 30,		Three months ended	Nine months ended September 30,
In millions, except per share amounts	2010	2009	June 30, 2010	2010	2009

Net income (loss) attributable to Huntsman Corporation	$55	$(68)	$114	$(3)	$48
Adjusted net income (loss)(1)	$83	$(48)	$75	$142	$(381)

Diluted income (loss) per share	$0.23	$(0.29)	$0.47	$(0.01)	$0.20
Adjusted diluted income (loss) per share(1)	$0.34	$(0.21)	$0.31	$0.59	$(1.63)

EBITDA(1)	$257	$107	$331	$533	$1,011
Adjusted EBITDA(1)	$273	$205	$257	$653	$355

See end of press release for footnote explanations

Recent Highlights

•                  Effective August 4, 2010, Sir Robert Margetts was appointed as a new director to our Board of Directors.  Sir Robert currently serves as Chairman of Ensus Limited, the Energy Technologies Institute, and Ordnance Survey, and serves as Non-Executive Director of Wellstream Holdings PLC and Falck Renewables PLC.  He was previously Chairman of Legal & General Group PLC and BOC Group PLC. Sir Robert worked for ICI PLC in various levels of increasing responsibility since 1969, where he ultimately served as the Vice Chairman of its Main Board until 2000.

•                  On September 24, 2010, we completed our $350 million offering of senior subordinated notes due 2021 which carry an interest rate of 8 5/8%.  We used the net proceeds of the offering to purchase euro 132 million (approximately $177 million equivalent) of our 6 7/8% senior subordinated notes due 2013 and $159 million of our 7 7/8% senior subordinated notes due 2014.

•                  On October 28, 2010, we priced an issuance of an additional $180 million senior subordinated notes due 2021 at an effective yield of approximately 7 1/4%.  The closing is expected to occur on November 12, 2010.  We expect to use the net proceeds from the offering to redeem all $188 million of our outstanding 7 7/8% senior subordinated notes due 2014.  In connection with the redemption, we expect to record charges of approximately $7 million in the fourth quarter related to the early extinguishment of this debt.

Peter R. Huntsman, our President and CEO, commented:

“I am very pleased with our earnings in the third quarter, 2010.  We have seen a continuous recovery in global demand for all of our products and margins are increasing in most product lines.  We have previously used 2007 as a benchmark for a normalized demand environment.  In the third quarter our total company sales volumes exceeded the same period volume in 2007, however, with a very different product and geographic profile.  As our global focus is on the further development of our specialty products, we continue to see many opportunities for growth.”

Huntsman Corporation

Operating Results

	Three months ended September 30,		Nine months ended September 30,
In millions, except per share amounts	2010	2009	2010	2009

Revenues	$2,401	$2,075	$6,838	$5,601
Cost of goods sold	1,986	1,733	5,757	4,877
Gross profit	415	342	1,081	724
Operating expenses	244	250	741	705
Restructuring, impairment and plant closing costs	4	7	24	83
Operating income (loss)	167	85	316	(64)
Interest expense, net	(64)	(65)	(168)	(178)
Loss on accounts receivable securitization programs	—	(3)	—	(13)
Equity in income (loss) of investment in unconsolidated affiliates	3	(1)	20	1
Loss on early extinguishment of debt	(7)	(21)	(169)	(21)
(Expenses) income associated with the terminated merger and related litigation	(3)	(2)	(4)	835
Other income	2	1	3	1
Income (loss) before income taxes	98	(6)	(2)	561
Income tax expense	(41)	(68)	(46)	(517)
Income (loss) from continuing operations	57	(74)	(48)	44
(Loss) income from discontinued operations, net of tax(2)	(1)	6	48	—
Net income (loss)	56	(68)	—	44
Less net (income) loss attributable to noncontrolling interests	(1)	—	(3)	4
Net income (loss) attributable to Huntsman Corporation	$55	$(68)	$(3)	$48

Net income (loss) attributable to Huntsman Corporation	$55	$(68)	$(3)	$48
Interest expense, net	64	65	168	178
Income tax expense from continuing operations	41	68	46	517
Income tax (benefit) expense from discontinued operations(1)(2)	(2)	(70)	27	(70)
Depreciation and amortization of continuing operations	99	112	294	337
Depreciation and amortization of discontinued operations	—	—	1	1
EBITDA(1)	$257	$107	$533	$1,011

Adjusted EBITDA(1)	$273	$205	$653	$355

Basic income (loss) per share	$0.23	$(0.29)	$(0.01)	$0.21
Diluted income (loss) per share	$0.23	$(0.29)	$(0.01)	$0.20
Adjusted diluted income (loss) per share(1)	$0.34	$(0.21)	$0.59	$(1.63)

Common share information:
Basic shares outstanding	236.4	234.0	235.9	233.9
Diluted shares	241.0	234.0	235.9	238.1
Diluted shares for adjusted diluted income (loss) per share	241.0	234.0	240.7	233.9

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended September 30,		Nine months ended September 30,
In millions	2010	2009	2010	2009

Segment Revenues:
Polyurethanes	$960	$869	$2,659	$2,164
Performance Products	678	540	1,963	1,522
Advanced Materials	318	273	929	785
Textile Effects	190	173	598	504
Pigments	327	262	883	712
Eliminations and other	(72)	(42)	(194)	(86)
Total	$2,401	$2,075	$6,838	$5,601

Segment EBITDA(1):
Polyurethanes	$102	$137	$224	$249
Performance Products	99	84	275	178
Advanced Materials	42	29	127	38
Textile Effects	7	(25)	—	(56)
Pigments	64	4	139	(51)
Corporate, LIFO and other	(54)	(58)	(308)	722
Discontinued operations(2)	(3)	(64)	76	(69)
Total	$257	$107	$533	$1,011

Segment Adjusted EBITDA(1):
Polyurethanes	$102	$137	$225	$251
Performance Products	100	84	276	178
Advanced Materials	42	26	125	50
Textile Effects	8	(22)	16	(43)
Pigments	66	16	144	4
Corporate, LIFO and other	(45)	(36)	(133)	(85)
Total	$273	$205	$653	$355

See end of press release for footnote explanations

	Three months ended September 30,			Nine months ended September 30,
	2010 vs. 2009			2010 vs. 2009
	Average Selling Price(a)			Average Selling Price(a)
	Local	Foreign Currency	Sales	Local	Foreign Currency	Sales
Period-Over-Period Increase (Decrease)	Currency	Translation Impact	Volume(a)	Currency	Translation Impact	Volume(a)

Polyurethanes	7%	(3)%	5%	16%	(1)%	3%
Performance Products	12%	(3)%	19%	8%	0%	22%
Advanced Materials(b)	13%	(3)%	7%	3%	0%	19%
Textile Effects	8%	(1)%	3%	6%	2%	10%
Pigments	16%	(5)%	14%	8%	(1)%	16%
Total Company(b)	8%	(3)%	11%	9%	0%	12%

(a) Excludes revenues and sales volumes from tolling and by-products

(b) Excludes APAO business sold July 31, 2009

Three Months Ended September 30, 2010 Compared to Three Months Ended September 30, 2009

Revenues for the three months ended September 30, 2010 increased to $2,401 million from $2,075 million for the same period in 2009.  For the three months ended September 30, 2010, Adjusted EBITDA was $273 million compared to $205 million for the same period in 2009.

Polyurethanes

The increase in revenues in our Polyurethanes division for the three months ended September 30, 2010 compared to the same period in 2009 was primarily due to higher sales prices and higher sales volumes.  Average selling prices for MDI increased in response to higher raw material costs while average selling prices for MTBE decreased as a result of increased industry supply.  MDI sales volumes increased as a result of improved demand in all regions and across all major sectors with the exception of appliances, while PO/MTBE sales volumes increased generally due to improved demand.  The decrease in Adjusted EBITDA was primarily due to lower contribution margins from higher raw material costs and higher manufacturing costs.

Performance Products

The increase in revenues in our Performance Products division for the three months ended September 30, 2010 compared to the same period in 2009 was due to higher average selling prices and higher sales volumes.  Average selling prices increased across all product groups primarily in response to higher raw materials costs and strong market conditions, partially offset by the strength of the U.S. dollar against major European currencies.  Sales volumes increased primarily due to higher demand across almost all product groups and additional sales of certain products previously produced under tolling arrangements.  The increase in Adjusted EBITDA was primarily due to higher contribution margins and higher sales volumes partially offset by higher manufacturing and selling, general and administrative costs.

Advanced Materials

The increase in revenues in our Advanced Materials division for the three months ended September 30, 2010 compared to the same period in 2009 was due to higher sales volumes and higher average selling prices.  Sales volumes increased in the Americas and Asia-Pacific regions while volumes decreased in Europe primarily in our base resin business as a result of less material available.  Average selling prices increased in our specialty components and base resins business primarily in response to higher raw material costs and reduced product availability in the epoxy resin business, partially offset by lower average selling prices in our formulations business primarily as a result of changes in our product mix and competitive market pressure. The increase in Adjusted EBITDA was primarily due to higher sales volumes and higher contribution margins.

Textile Effects

The increase in revenues in our Textile Effects division for the three months ended September 30, 2010 compared to the same period in 2009 was due to higher average selling prices and higher sales volumes.  Average selling prices increased primarily due to favorable changes in product mix partially offset by the strength of the U.S. dollar against major European currencies.  Sales volumes increased across all regions and within apparel and home textiles as well as specialty textiles.  The increase in Adjusted EBITDA was primarily due to lower manufacturing and selling, general and administrative costs, higher contribution margins and higher volumes.

Pigments

The increase in revenues in our Pigments division for the three months ended September 30, 2010 compared to the same period in 2009 was due to higher average selling prices and higher sales volumes.  Average selling prices increased primarily as a result of price increase initiatives in all regions of the world partially offset by the strength of the U.S. dollar against major European currencies.  Sales volumes increased primarily due to recovery in global demand most notably in Europe and Asia Pacific.  The increase in Adjusted EBITDA in our Pigments division was primarily due to higher contribution margins and higher sales volumes.

Corporate, LIFO and Other

Corporate, LIFO and other includes unallocated foreign exchange gains and losses, unallocated corporate overhead, loss on our accounts receivable securitization program, income (expenses) associated with the terminated merger with Hexion and related litigation, loss on early extinguishment of debt, income (loss) attributable to non-controlling interests, unallocated restructuring costs, LIFO inventory valuation reserve adjustments and non-operating income and expense.  Adjusted EBITDA from Corporate, LIFO and Other decreased by $9 million to a loss of $45 million for the three months ended September 30, 2010 compared to a loss of $36 million for the same period in 2009.  The change resulted primarily from increased legal and other general expenses.

Income Taxes

During the three months ended September 30, 2010, we recorded income tax expense of $41 million compared to $68 million of income tax expense in the same period of 2009.  Our adjusted effective tax rate for the third quarter of 2010 was approximately 28%.  We have tax valuation allowances in countries such as Switzerland and the United Kingdom where our Textile Effects and Pigments businesses have meaningful operations.  As these businesses return to greater levels of profitability we expect these tax valuation allowances to eventually be removed.  In the meantime, we expect our income tax rate to be fairly volatile.   We expect our long term effective income tax rate to be approximately 35%.  Unusual income tax rates caused by valuation allowances have no impact on our cash taxes.  During the third quarter of 2010 we paid $9 million in cash for income taxes.  We expect our cash tax rate to continue to be less than our effective income tax rate.

Liquidity, Capital Resources and Outstanding Debt

As of September 30, 2010, we had $1,471 million of combined cash and unused borrowing capacity compared to $2,510 million at December 31, 2009.  The decrease from year end was primarily attributable to an increase in primary working capital of $441 million, the net reduction in unused bank credit facilities of $385 million, the repurchase of convertible notes of $382 million and the repayment of $295 million of bank term debt (including $110 million of repayments funded by insurance proceeds received).  On September 30, 2010 we increased the amount of revolving commitments available under our revolving credit facility from $225 million to $290 million.  There are no outstanding borrowings under this revolving credit facility.

Beginning January 1, 2010, as a result of changes in accounting guidelines outstanding borrowings related to the sales of accounts receivable under our accounts receivable programs are accounted for as secured borrowings.  Excluding the impact of this change, our primary working capital (accounts receivable, inventory and accounts payable) increased $441 million primarily due to increased sales volumes and higher prices partially offset by the strength of the U.S. dollar against major European currencies.  Total capital expenditures, net of reimbursements from insurance settlements, other settlement and contributions from noncontrolling shareholders in consolidated subsidiaries of nil were $54 million during the third quarter of 2010 compared to $40 million for the same period in 2009.  We expect to spend between $200 and $225 million on capital expenditures in 2010 net of reimbursements.

Beginning July 1, 2010 we began consolidating our ethyleneamines manufacturing 50% joint venture located in Jubail, Saudi Arabia.  Previously it was accounted for under the equity method during its developmental stage.  Trial production began in the second quarter of 2010 and from July 2010, generated meaningful revenue from the sale of production.  The facility has the capacity to produce approximately 60 million pounds of product annually.  As a result of the consolidation, $199 million of total debt has been recognized on the balance sheet which is nonrecourse to Huntsman Corporation.

On September 24, 2010, we completed our $350 million offering of senior subordinated notes due 2021 which carry an interest rate of 8 5/8%.  We used the net proceeds of the offering to purchase approximately euro 132 million (approximately $177 million equivalent) of our 6 7/8% senior subordinated notes due 2013 and $159 million of our 7 7/8% senior subordinated notes due 2014.  In November 2010, we expect to redeem the remaining $188 million of our outstanding 7 7/8% senior subordinated notes due 2014 with proceeds from the issuance of additional notes.  In the fourth quarter we expect to record approximately $13 million in total charges related to early extinguishment of debt.

Below is our outstanding debt:

In millions	September 30, 2010	December 31, 2009

Debt:
Senior Credit Facilities	$1,686	$1,968
Accounts Receivable Programs(a)	243	254
Senior Notes	447	434
Subordinated Notes(b)	1,442	1,294
Variable interest entities - Arabian Amines Company(c)	199	—
Other Debt	320	280
Convertible Notes	—	236
Total Debt - excluding affiliates	4,337	4,466

Total Cash(b)	1,011	1,750

Net Debt- excluding affiliates	$3,326	$2,716

(a)          Effective January 1, 2010, as a result of changes in accounting guidelines, our off-balance sheet accounts receivable securitization programs are now reported on balance sheet as secured debt.  December 31, 2009 figures are presented on a pro-forma basis to reflect this change.

(b)         We used cash to redeem $159 million of senior subordinated notes due 2014 on October 10, 2010

(c)          Beginning July 1, 2010, we began consolidating our Saudi Arabian ethyleneamines manufacturing joint venture, the financing of which is nonrecourse to Huntsman.

Huntsman Corporation

Reconciliation of Adjustments

	EBITDA Three months ended September 30,		Net Income (Loss) Attributable to Huntsman Corporation Three months ended September 30,		Diluted Income (Loss) Per Share Three months ended September 30,
In millions, except per share amounts	2010	2009	2010	2009	2010	2009

GAAP	$257	$107	$55	$(68)	$0.23	$(0.29)
Adjustments:
Loss on accounts receivable securitization programs	—	3	—	—	—	—
Unallocated foreign currency (gain) loss	(2)	(6)	12	(5)	0.05	(0.02)
Loss on early extinguishment of debt	7	21	5	13	0.02	0.06
Other restructuring, impairment and plant closing costs	4	7	4	7	0.02	0.03
Expenses associated with the terminated merger and related litigation	3	2	2	1	0.01	—
Discount amortization on settlement financing associated with the terminated merger	—	—	4	5	0.02	0.02
Acquisition related expenses	1	8	—	6	—	0.03
Gain on disposition of businesses/assets	—	(1)	—	(1)	—	—
Loss (income) from discontinued operations, net of tax(2)	3	64	1	(6)	—	(0.03)

Adjusted(1)	$273	$205	$83	$(48)	$0.34	$(0.21)

Discontinued operations	$(3)	$(64)	$(1)	$6	$—	$0.03
Restructuring, impairment and plant closing (credits) costs	(1)	55	(1)	(13)	—	(0.06)
Loss on disposition of assets	1	4	2	2	0.01	0.01

Adjusted discontinued operations(1)(2)	$(3)	$(5)	$—	$(5)	$—	$(0.02)

Total - adjusted continuing and discontinued operations	$270	$200	$83	$(53)	$0.34	$(0.23)

In millions	Three months ended June 30, 2010

Net income attributable to Huntsman Corporation	114
Interest expense, net	43
Income tax benefit from continuing operations	39
Income tax benefit from discontinued operations(2)	37
Depreciation and amortization of continuing operations	97
Depreciation and amortization of discontinued operations	1

EBITDA(1)	$331

In millions, except per share amounts	EBITDA Three months ended June 30, 2010	Net Income (Loss) Attributable to Huntsman Corporation Three months ended June 30, 2010	Diluted Income (Loss) Per Share Three months ended June 30, 2010

GAAP	$331	$114	$0.47
Adjustments:
Unallocated foreign currency gain	—	(4)	(0.02)
Loss on early extinguishment of debt	7	4	0.02
Other restructuring, impairment and plant closing costs	17	17	0.07
Expenses associated with the terminated merger and related litigation	1	1	—
Discount amortization on settlement financing associated with the terminated merger	—	4	0.02
Acquisition related expenses	1	1	—
Income from discontinued operations, net of tax(2)	(100)	(62)	(0.26)

Adjusted	$257	$75	$0.31

Discontinued operations	$100	$62	$0.26
Loss on disposition of assets	4	3	0.01
Gain on fire insurance settlement	(110)	(71)	(0.29)

Adjusted discontinued operations(2)	$(6)	$(6)	$(0.02)

Total - adjusted continuing and discontinued operations	$251	$69	$0.29

	EBITDA Nine months ended September 30,		Net Income (Loss) Attributable To Huntsman Corporation Nine months ended September 30,		Diluted Income (Loss) Per Share Nine months ended September 30,
In millions, except per share amounts	2010	2009	2010	2009	2010	2009

GAAP(2)	$533	$1,011	$(3)	$48	$(0.01)	$0.20
Adjustments:
Loss on accounts receivable securitization program	—	13	—	—	—	—
Unallocated foreign currency (gain) loss	(3)	(15)	2	(2)	0.01	(0.01)
Loss on early extinguishment of debt	169	21	152	13	0.63	0.06
Other restructuring, impairment and plant closing costs	24	83	23	75	0.10	0.32
Expenses (income) associated with the terminated merger and related litigation	4	(835)	3	(526)	0.01	(2.25)
Discount amortization on settlement financing associated with the terminated merger	—	—	12	5	0.05	0.02
Acquisition related expenses	2	9	1	7	—	0.03
Gain on disposition of businesses/assets	—	(1)	—	(1)	—	—
(Income) loss from discontinued operations, net of tax(2)	(76)	69	(48)	—	(0.20)	—

Adjusted(1)(2)	$653	$355	$142	$(381)	$0.59	$(1.63)

Discontinued operations	$76	$(69)	$48	$—	$0.20	$—
Restructuring, impairment and plant closing costs (credits)	4	56	2	(12)	0.01	(0.05)
Loss on disposition of assets	13	4	10	2	0.04	0.01
Gain on hurricane insurance settlement	(7)	—	(7)	—	(0.03)	—
Gain on fire insurance settlement	(110)	—	(68)	—	(0.28)	—

Adjusted discontinued operations(1)(2)	$(24)	$(9)	$(15)	$(10)	$(0.06)	$(0.04)

Total - adjusted continuing and discontinued operations	$629	$346	$127	$(391)	$0.53	$(1.67)

See end of press release for footnote explanations

Conference Call Information

We will hold a conference call to discuss our 2010 third quarter results on Thursday, November 4, 2010 at 10:00 a.m. ET.

Call-in number for U.S. participants:	(888) 679 - 8040
Call-in number for international participants:	(617) 213 - 4851
Participant access code:	84316359

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://cossprereg.btci.com/prereg/key.process?key=PEHDAN6X4

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning November 4, 2010 and ending November 11, 2010

Call-in numbers for the replay:
Within the U.S.:	(888) 286 - 8010
International:	(617) 801 - 6888
Access code for replay:	68394641

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 11,000 employees and operates from multiple locations worldwide. The Company had 2009 revenues of approximately $8 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

(1)         We use EBITDA and Adjusted EBITDA to measure the operating performance of our business.  We also provide Adjusted EBITDA from discontinued operations, Adjusted net income and Adjusted net income from discontinued operations because we feel they provide meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, Adjusted EBITDA and Adjusted net income. We believe that income (loss) from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted EBITDA from discontinued operations and Adjusted net income from discontinued operations. Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in the operating results table above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the terminated merger and related litigation; acquisition related expenses; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; certain legal and contract settlements; losses from early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.  The reconciliation of Adjusted EBITDA to EBITDA is set forth in the Reconciliation of Adjustments table above.

Adjusted EBITDA from discontinued operations is computed by eliminating the following from income (loss) from discontinued operations: income taxes; depreciation and amortization; restructuring, impairment and plant closing (credits) costs; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; gain on fire insurance settlement; and (gain) loss on disposition of business/assets. The following table provides a reconciliation of Adjusted EBITDA from discontinued operations to income (loss) from discontinued operations:

	Three months ended September 30,		Nine months ended September 30,
In millions	2010	2009	2010	2009

Net (loss) income from discontinued operations, net of tax	$(1)	$6	$48	$—
Income tax (benefit) expense	(2)	(70)	27	(70)
Depreciation and amortization	—	—	1	1
EBITDA from discontinued operations	(3)	(64)	76	(69)
Restructuring, impairment and plant closing (credits) costs	(1)	55	4	56
Loss on disposition of assets	1	4	13	4
Gain on hurricane insurance settlement	—	—	(7)	—
Gain on fire insurance settlement	—	—	(110)	—
Adjusted EBITDA from discontinued operations	$(3)	$(5)	$(24)	$(9)

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the terminated merger and related litigation; discount amortization on settlement financing associated with the terminated merger; acquisition related expenses; unallocated foreign currency (gain) loss;  certain legal and contract settlements; losses on the early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.   The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in the Reconciliation of Adjustments table above.

Adjusted net income (loss) from discontinued operations is computed by eliminating the after tax impact of the following items from income (loss) from discontinued operations: restructuring, impairment and plant closing (credits) costs; gain on fire insurance settlement; and (gain) loss on the disposition of business/assets.  The reconciliation of Adjusted net income (loss) from discontinued operations to net income (loss) attributable to Huntsman Corporation is set forth in the Reconciliation of Adjustments table above.

(2)         On August 1, 2007, we completed the sale of our U.S. polymers business to Flint Hills Resources.  On November 5, 2007, we completed the sale of our U.S. base chemicals business to Flint Hills Resources.  During the first quarter 2010 we closed our Australian styrenics operations.  Results from these businesses are treated as discontinued operations.